UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 30, 2008
Advanta Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-14120	23-1462070

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Welsh & McKean Roads, P.O. Box 844, Spring House, Pennsylvania	19477

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (215) 657-4000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Information.
     On January 30, 2008, Advanta Corp. (the “Company”) issued a press release describing its results for the quarter ended December 31, 2007 and for the full year 2007. On January 30, 2008 at 9:00 a.m. Eastern time, Company management held a conference call, publicly announced in its press release dated January 9, 2008, discussing its results for the fourth quarter and full year 2007. The call was broadcast for the public simultaneously over the Internet through www.advanta.com or www.investorcalendar.com and replays of the call are available on both sites for 90 days from the date of the call.
     In addition to remarks about the financial results for the fourth quarter and full year 2007, during the prepared remarks and the question and answer session of the conference call, management addressed, among other things, the following items:
•	In light of the challenging economic environment, management made several comments regarding the Company’s liquidity and capital resources. Management stated that the Company has increased the amount of its cash and investments liquidity to almost $1.2 billion, which represents an increase of approximately $100 million from the third quarter 2007 and $400 million from year-end 2006. In addition, management reported that at year-end 2007, the Company had $1.2 billion dollars of AAA-rated capacity in its business credit card securitization structure and $260 million of committed commercial paper conduit capacity for funding its business credit cards. Management indicated that the Company has a high degree of flexibility in its funding options and noted that in addition to accessing the securitization markets and commercial paper conduit facilities described, the Company also is able to raise deposits through its bank and to offer corporate debt securities in the form of notes through the Company’s retail note program. Management noted that it has a high degree of flexibility with respect to the timing of its future securitization activities and stated that it continues to evaluate and optimize its use of the Company’s various funding options.

•	Management indicated that the Company expects to originate fewer new customers in 2008 than the approximately 335,000 new customers that were originated during 2007. The Company did not specify any number or range of customers it expects to originate and indicated that the current and future economic environment will factor significantly into the Company’s 2008 plans.

•	Management also stated that it currently expects to continue to pay dividends on its Class A and Class B Common Stock at the present dividend rates.
This Current Report on Form 8-K contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) factors affecting our net interest income on owned and securitized receivables, including fluctuations in the volume of receivables and the range and timing of pricing offers to customers; (2) competitive pressures, including product development and pricing, among financial institutions; (3) political conditions, social conditions, monetary and fiscal policies and general economic and other environmental conditions, including the impact of the recent disruption in the capital markets, the deterioration of the U.S. economy and potential for further deterioration and disruption, that affect the level of new account originations, customer spending, delinquencies, charge-offs, and other results of operations; (4) interest rate and credit spread fluctuations; (5) the timing of the securitizations of our receivables;

(6) difficulties or delays in the development, acquisition, production, testing and marketing of products or services, including the ability and cost to obtain intellectual property rights or a failure to implement new products or services when anticipated; (7) the amount and cost of financing available to us; and (8) the ratings on the debt of Advanta Corp. and its subsidiaries. Additional risks that may affect the Company’s future performance are detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanta Corp. (Registrant)
By:	/s/ Elizabeth Mai
Elizabeth H. Mai, Chief Administrative
Officer, Senior Vice President, Secretary and General Counsel

Date: January 30, 2008